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                                                                    EXHIBIT 10.1

                            Symyx Technologies, Inc.

                   2005 CASH BONUS PLAN FOR EXECUTIVE OFFICERS

     The Symyx Technologies, Inc. 2005 Cash Bonus Plan for Executive Officers provides for an annual cash bonus target of up to 75% of an executive's base salary, with the Compensation Committee of the Board of Directors of Symyx Technologies, Inc. (the "Company") retaining authority, in its discretion, to increase the cash bonus to a total of up to 100% of an executive's base salary, based upon the attainment by the Company of certain specified annual financial and other performance targets as well as certain non-financial factors related to the individual executive's performance. The annual financial and other targets for the program are set by the Compensation Committee and are based on the Company's overall financial performance, including revenue and operating income targets and other non-financial objectives.

     Bonus payments will be made in one cash payment at or shortly after the end of the year.